Exhibit 10.5

October 1, 2014

Donald E. Thomas

47 Barnwood Circle

Greenville, SC 29607

Re:	Amendment to Employment Offer Letter

Dear Don,

This letter (the “Amendment Letter”) amends that certain Employment Offer Letter, dated December 12, 2012 (the “Offer Letter Agreement”), between you and Regional Management Corp. (“RM” or the “Company”). As you know, RM has completed a review of its executive compensation programs and is implementing changes to more effectively link the compensation of select executives, such as yourself, directly to the successful achievement of RM’s strategic business objectives. For 2014, it is RM’s intent that (i) executives selected to participate in the Regional Management Corp. Annual Incentive Plan or any successor cash incentive plan (the “Annual Incentive Plan”) will be eligible to earn annual cash incentives in accordance with the short-term incentive program (“STIP”) for 2014 approved by the Compensation Committee (the “Committee”) of the Board of Directors, and that (ii) executives selected to participate in the Company’s long-term incentive program (“LTIP”) for 2014 will be granted a combination of time-based stock options, performance-contingent restricted stock units and cash-settled performance shares under the Company’s 2011 Stock Incentive Plan or any successor plan (the “Stock Plan”) in lieu of RM’s historical practice of granting time-based stock options. It is RM’s belief that these new executive compensation arrangements for 2014 will facilitate a better connection between pay and performance and support RM’s need to attract and retain highly talented employees. Defined terms referenced in the amendments described below to the Offer Letter Agreement which are not defined in the Offer Letter Agreement shall have the meanings given such terms as provided in the Amendment Letter.

Because of the changes to RM’s executive compensation program described above, the Committee desires, and you agree, to amend the provisions of your Offer Letter Agreement describing your performance bonus and annual equity grant, and to amend certain other provisions as described below. To that end, RM hereby agrees with you that:

(a) The Section of the Offer Letter Agreement entitled “Performance Bonus” appearing in the fourth bulleted paragraph on page 1 shall be amended by deleting it in its entirety and replacing it with the following:

“Performance Bonus: RM’s fiscal year is the same as a calendar year. Starting with fiscal year 2014, you will be eligible for participation in the STIP with a target bonus opportunity equal to 100% of your actual base salary and otherwise in accordance with the terms of the STIP, as approved from time to time by the Committee, which award, if any, shall be paid under the Annual Incentive Plan.”

(b) The Section of the Offer Letter Agreement entitled “Annual Equity Grant” appearing in the first bulleted paragraph on page 2 shall be amended by deleting it in its entirety and replacing it with the following:

“Annual Equity Grant: For 2014, you will be granted a combination of time-based stock options, performance-contingent restricted stock units and cash-settled performance shares with an aggregate target value of 1.5 times your base salary, subject to terms and conditions established by the Committee. Commencing in 2015, you will be eligible to participate in RM’s LTIP and to receive equity and/or equity-based awards under the Stock Plan in the sole discretion of the Board of Directors or the Committee. All equity awards will be subject to and governed by the provisions of the Stock Plan and related award agreements.”

(c) For purposes of clarity, the stock option grants RM made to you on January 4, 2013 and December 31, 2013 will continue in accordance with their terms and the terms of the Stock Plan and will not be affected by this amendment.

(d) The section of the Offer Letter Amendment entitled “Vacation & Personal Days” appearing in the seventh bulleted paragraph on page 2 shall be amended by deleting it in its entirety and replacing it with the following:

“Paid Time Off (PTO): You will have 25 PTO days to use each calendar year.”

(e) The section of the Offer Letter Agreement entitled “Car Allowance” appearing in the eighth bulleted paragraph on page 2 shall be amended by deleting it in its entirety and replacing it with the following:

“Car Allowance: $1,150 per month paid through payroll, less FICA, state and federal income tax withholding.”

(f) The section of the Offer Letter Agreement entitled “Cell Phone Allowance” appearing in the ninth bulleted paragraph on page 2 shall be amended by deleting it in its entirety and replacing it with the following:

“Cell Phone: RM will provide you with the use of a company cell phone.”

(g) All other provisions of the Offer Letter Agreement will remain in full force and effect. In particular, this Amendment Letter does not and shall not be construed as a guarantee of continued employment with RM for any period of time. You understand and acknowledge that this Amendment Letter does not in any way change the status of your employment with RM as an “at-will” employee.

If the terms of this Amendment Letter are acceptable, please sign the letter below and return it to me at your earliest opportunity.

Sincerely, /s/ Thomas F. Fortin Thomas F. Fortin Chief Executive Officer Regional Management Corp.

The provisions of this Amendment Letter have been read and are understood. By signing below, I agree to all of the provisions in this Amendment Letter.

Signature:	/s/ Donald E. Thomas	Date:	October 1, 2014